Exhibit 10.3
Holly Energy Partners, L.P.
Change in Control Agreement Policy
     This Change in Control Agreement Policy reflects the terms and procedures as approved at the February 14, 2011 meetings of the Board of Directors (“Board”) of Holly Logistic Services, L.L.C. (“HLS”) based upon the recommendation of the Compensation Committee of the Board.
     1. Eligibility
     Employees of HLS at pay grades 34 and above and who are full-time employees will receive Change in Control Agreements (“CIC Agreements”) either upon hire or promotion to an eligible pay grade level at the benefit level described in Section 2 below. However, no eligible individual will be entitled to the benefits described in Section 2 below unless or until the individual timely executes a CIC Agreement in accordance with the procedures established by the Chief Executive Officer of HLS.
     2. Severance Benefits under CIC Agreements
     The CIC Agreements shall contain the terms set forth in the form agreement attached hereto as Exhibit A.
          The applicable multiplier and number of years that medical and dental benefits will be continued will be determined based on the executive’s pay grade classification in accordance with the following chart:

Years of Medical and
	Lump Sum Multiplier	Dental Continuation
Grades 34 and 35	1 X	1 Year
Grades 36 and 37	2 X	2 Years
Grade 38 and Above	3 X	3 Years
     3. Term of CIC Agreements
     The initial term of each and every CIC Agreement ends on January 31, 2014, regardless of the date on which an executive enters into a CIC Agreement with Holly Energy Partners, L.P. (the “Partnership”). On January 31, 2014 (and on each subsequent January 31) the term of the CIC Agreements will be automatically extended for one additional year, unless the Partnership gives notice to each executive 60 days prior to the automatic extension date. For example, if an eligible executive is hired on and enters into a CIC Agreement on March 1, 2011, the initial term of his CIC Agreement will last until January 31, 2014, and if the Partnership does not give a notice of non-extension by December 2, 2013, then the term of the CIC Agreements will be automatically extended to January 31, 2015 on January 31, 2014. The occurrence of a “Change in Control” will extend or reduce the term of the CIC Agreements through the end of the “Protection Period.”